Filed Pursuant to Rule 424(b)(3)

Registration No. 333-116322

Prospectus Supplement dated December 29, 2005

(to Prospectus dated July 30, 2004)

$86,250,000

2.5% CONVERTIBLE SUBORDINATED DEBENTURES DUE 2024

The following information supplements the information contained in our prospectus dated July 30, 2004 relating to the resale by certain of our selling securityholders of up to $86,250,000 aggregate principal amount of our 2.5% Convertible Subordinated Debentures due 2024. You should read this prospectus supplement in conjunction with the prospectus, and this prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

The information contained in the table appearing under the heading “Selling Securityholders” on pages 44 and 45 of the prospectus is hereby amended to add the following entities in the prospectus and their respective principal amount of debentures and shares of common stock issuable upon conversion of the debentures. We have prepared this table based on information given to us by the selling securityholders listed below prior to the date hereof.

NAME OF SELLING SECURITYHOLDER	PRINCIPAL AMOUNT OF DEBENTURES THAT MAY BE SOLD	NUMBER OF SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION OF DEBENTURES THAT MAY BE SOLD(1)
UBS AG London F/B/O HFS	$3,500,000	88,608

(1)	Includes only full shares of common stock issuable upon conversion of the debentures based on an initial conversion price of approximately $39.50 per share (initially equivalent to a conversion price of 25.3165 shares per $1,000 principal amount of debentures). A cash payment will be made instead of any fractional interest upon conversion. The conversion price and, therefore, the number of shares of common stock issuable upon conversion of the debentures is subject to adjustment in certain events.